SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) August 15, 2013

Commission File Number	Registrant, Address of Principal Executive Offices and Telephone Number	I.R.S. employer Identification Number	State of Incorporation
1-08788	NV ENERGY, INC. Nevada 6226 West Sahara Avenue Las Vegas, Nevada 89146 (702) 402-5000	88-0198358	Nevada

0-00508	SIERRA PACIFIC POWER COMPANY d/b/a NV ENERGY P. O. Box 10100 (6100 Neil Road) Reno, Nevada 89520-0400 (89511) (775) 834-4011	88-0044418	Nevada

None

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Issuance and Sale of Sierra Pacific Power Company’s Series T G&R Notes

On August 15, 2013, Sierra Pacific Power Company d/b/a NV Energy (the “Company”), a wholly-owned subsidiary of NV Energy, Inc., issued and sold $250 million of its 3.375% General and Refunding Mortgage Notes, Series T, due 2023 (the “Series T Notes”). The Company will pay interest on the Series T Notes on February 15 and August 15 of each year, beginning on February 15, 2014. The Series T Notes will mature on August 15, 2023. The Series T Notes were issued pursuant to a registration statement originally filed with the Securities and Exchange Commission (“SEC”) on August 20, 2010 (No. 333-168984-01). The Company filed a prospectus supplement with the SEC in connection with the issuance of the Series T Notes.

The net proceeds from the issuance of the Series T Notes, after deducting the underwriting discount and the issuer’s estimated expenses, will be approximately $247.4 million. The Company intends to use all of the net proceeds from the sale of the Series T Notes, together with available cash, to pay at maturity all of its $250 million 5.45% General and Refunding Mortgage Notes, Series Q, which mature on September 1, 2013.

At any time prior to May 15, 2023, the Company may redeem the Series T Notes at its option, either in whole or in part, at a make-whole redemption price. At any time on or after May 15, 2023, the Company may redeem the Series T Notes at its option, either in whole or in part, at a redemption price equal to 100% of the principal amount of the Series T Notes being redeemed. In each case, the redemption price will include accrued interest thereon to the date of redemption.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have each duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

NV Energy, Inc. (Registrant)

Date: August 15, 2013	By:	/s/ E. Kevin Bethel
E. Kevin Bethel Chief Accounting Officer

Sierra Pacific Power Company (Registrant)

Date: August 15, 2013	By:	/s/ E. Kevin Bethel
E. Kevin Bethel Chief Accounting Officer